EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 10, 2022 with respect to the statements of condition including the related portfolios of ESG Opportunity Portfolio 2022-2 and The Dow Jones Total Market Portfolio, Enhanced Index Strategy 2022-2 (included in Invesco Unit Trusts, Series 2199) as of March 10, 2022 contained in Amendment No. 1 to the Registration Statement on Form S-6 (File No. 333-262077) and Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Prospectus and to the use of our name as it appears under the caption “Other Matters-Independent Registered Public Accounting Firm”.

/s/ GRANT THORNTON LLP

New York, New York
March 10, 2022